Exhibit 4(b)

AMENDMENT NO. ONE
TO THE
ATMOS ENERGY CORPORATION
RETIREMENT SAVINGS PLAN AND TRUST
AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2015

WHEREAS, ATMOS ENERGY CORPORATION (the “Company”) has heretofore amended and restated the Atmos Energy Corporation Retirement Savings Plan and Trust Amended and Restated Effective as of January 1, 2015 (the “Plan”); and

WHEREAS, pursuant to the provisions of Section 10.01 of the Plan, the Company desires to amend the Plan to reflect the removal of the Entergy Stock Fund and the Citizens Stock Fund from the Plan and to make other clarifications to more accurately reflect the administration of the Plan;

NOW, THEREFORE, Atmos Energy Corporation does hereby amend the Plan as follows:

1.Effective April 30, 2015, Section 3.06 of the Plan is amended by adding the following provision to the end of said section:

Notwithstanding the foregoing, effective April 30, 2015, the Entergy Stock Fund shall be liquidated and invested as further described in Section 7.04(d).

2.Effective April 30, 2015, Section 3.07 of the Plan is amended by adding the following provision to the end of said section:

Notwithstanding the foregoing, effective April 30, 2015, the Citizens Stock Fund shall be liquidated and invested as further described in Section 7.04(e).

3.Effective January 1, 2015, Section 4.02(f) of the Plan is amended by deleting the first sentence of said section in its entirety and adding the following in lieu thereof:

To the extent that a Safeharbor Matching Contribution is made with respect to an Automatic Salary Reduction Contribution that is distributed as an Automatic Salary Reduction Contribution Distribution, as described in Section 4.01(b) of the Plan, such Safeharbor Matching Contribution, and earnings and losses attributable thereto, shall be forfeited and allocated to a forfeiture account in the Plan and used to reduce future Fixed Annual Company Contributions to the Plan.

4.Effective April 30, 2015, Section 7.04(d) of the Plan is amended by adding the following provision to the end of said section:

Notwithstanding the foregoing, effective April 30, 2015, the Entergy Stock Fund shall be liquidated. Prior to such liquidation, all Participants, Former Participants and Beneficiaries whose accounts hold investments in the Entergy Stock Fund shall be provided with an opportunity to direct how the portion of their accounts invested in the Entergy Stock Fund shall be invested upon the Entergy Stock Fund’s liquidation. To the extent any such Participant, Former Participant or Beneficiary fails to provide the Trustee with investment directions with respect to such amounts invested in the Entergy Stock Fund, upon the liquidation of the Entergy Stock Fund, such amounts shall be invested in the Diversified Fund which constitutes a “qualified default investment alternative” as defined in regulations issued under ERISA Section 404(c)(5), as selected by the Trustee.

5.Effective April 30, 2015, Section 7.04(e) of the Plan is amended by adding the following provision to the end of said section:

Notwithstanding the foregoing, effective April 30, 2015, the Citizens Stock Fund shall be liquidated. Prior to such liquidation, all Participants, Former Participants and Beneficiaries whose accounts hold investments in the Citizens Stock Fund shall be provided with an opportunity to direct how the portion of their accounts invested in the Citizens Stock Fund shall be invested upon the Citizen Stock Fund’s liquidation. To the extent any such Participant, Former Participant or Beneficiary fails to provide the Trustee with investment directions with respect to such amounts invested in the Citizens Stock Fund, upon the liquidation of the Citizens Stock Fund, such amounts shall be invested in the Diversified Fund which constitutes a “qualified default investment alternative” as defined in regulations issued under ERISA Section 404(c)(5), as selected by the Trustee.

6.    Effective January 1, 2015, Section 8.12 of the Plan is deleted in its entirety and the following added in lieu thereof:

8.12    Unclaimed Benefits.      During the time when a benefit hereunder is payable to any Participant or Beneficiary, the Committee, upon request by the Trustee, or at its own instance, shall mail by registered or certified mail to such Participant or Beneficiary, at his last known address, a written demand for his then address, or for satisfactory evidence of his continued life, or both. If such information is not furnished to the Committee within twelve (12) months from the mailing of such demand, then the Committee may, in its sole discretion, declare such benefit, or any unpaid portion thereof, suspended, with the result that such unclaimed benefit shall be allocated to a forfeiture account in the Plan and used to reduce future Employer contributions to the Plan, but shall be subject to restoration through an Employer contribution if the lost Participant or Beneficiary later files a claim for such benefit.

IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. ONE TO THE ATMOS ENERGY CORPORATION RETIREMENT SAVINGS PLAN AND TRUST AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2015 to be executed in its name on its behalf this 10th day of April, 2015, effective as of the dates set forth herein.

ATMOS ENERGY CORPORATION

By: /s/ KIM R. COCKLIN
Kim R. Cocklin
President and Chief Executive Officer